Execution Copy








                           AGREEMENT AND AMALGAMATION
                                  BY AND Among
                           PORTEC RAIL PRODUCTS, INC.
                           PORTEC, RAIL PRODUCTS, LTD.
                      PORTEC, RAIL ACQUISITION CORPORATION
                          KELSAN TECHNOLOGIES CORP. AND
                               4245482 CANADA INC.




                                NOVEMBER 1, 2004









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                                TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS............................................2
         1.1.     Certain Definitions....................................2
ARTICLE II THE AMALGAMATION..............................................6
         2.1.     Amalgamation ..........................................6
         2.2.     Effective Date and Time................................7
         2.3.     Effects of the Amalgamation............................7
         2.4.     Possible Alternative Structures........................7
         2.5.     Additional Actions.....................................7
ARTICLE III CONVERSION OF SHARES.........................................8
         3.1.     Conversion of Kelsan Common Shares,
                  Kelsan Preferred Shares, Holdco Common
                  Shares and Holdco
                  Preferred Shares.......................................8
         3.2.     Redemption of the Preference Shares....................8
         3.3.     Dissenting Shareholder.................................9
         3.4.     Stated Capital........................................10
         3.5      Procedures for Payment of Shares......................10
         3.6      Treatment of Kelsan Stock Options.....................12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF KELSAN.....................13
         4.1.     Organization..........................................13
         4.2.     Capitalization........................................13
         4.3.     Authority; No Violation...............................14
         4.4.     Consents..............................................15
         4.5.     Financial Statements..................................15
         4.6.     Taxes.................................................15
         4.7.     Absence of Certain Changes or Events..................16
         4.8.     Material Contracts; Leases; Defaults..................16
         4.9.     Ownership of Property; Insurance Coverage.............17
         4.10.    Legal Proceedings.....................................18
         4.11.    Compliance With Applicable Law........................18
         4.12.    Employee Benefit Plans................................19
         4.13.    Brokers, Finders and Financial Advisors...............20
         4.14.    Environmental and Safety Matters......................20
         4.15.    Related Party Transactions............................21
         4.16.    Antitakeover Provisions Inapplicable;
                  Required Vote.........................................22
         4.17.    Registration Obligations..............................22
         4.18.    Intellectual Property.................................22
         4.19.    Labor Matters.........................................23
         4.20.    Kelsan Information Supplied...........................23
         4.21.    Unlawful Payments and Contributions...................23
         4.22.    Warranties............................................23
         4.23.    Books and Records.....................................24
         4.24.    Internal Control......................................24
         4.25.    Notes and Accounts Receivable.........................24
         4.26.    Product Liability.....................................24
         4.27.    Customers and Suppliers...............................24

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PORTEC......................25
         5.1.     Organization..........................................25
         5.2.     Capitalization........................................25
         5.3.     Authority; No Violation...............................26
         5.4.     Financial Statements..................................26
         5.5.     No Material Adverse Effect............................27
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF HOLDCO.....................27
         6.1      Organization..........................................27
         6.2.     Capitalization........................................28
         6.3.     Authority; No Violation...............................28
         6.4.     Consents..............................................29
         6.5.     Taxes.................................................29
         6.6.     Contracts.............................................29
         6.7.     Legal Proceedings.....................................29
         6.8.     Compliance With Applicable Law........................29
         6.9.     Employee..............................................30
         6.10.    Brokers, Finders and Financial Advisors...............30
         6.11.    Antitakeover Provisions Inapplicable; Required Vote...30
         6.12.    Registration Obligations..............................30
         6.13.    Holdco Information Supplied...........................30
         6.14.    Books and Records.....................................31
 ARTICLE VII COVENANTS OF KELSAN........................................31
         7.1.     Conduct of Business...................................31
         7.2.     Current Information...................................34
         7.3.     Access to Properties and Records......................35
         7.4.     Financial and Other Statements........................35
         7.5.     Maintenance of Insurance..............................36
         7.6.     Disclosure Supplements................................36
         7.7.     Consents and Approvals of Third Parties...............37
         7.8.     All Reasonable Efforts................................37
         7.9.     Failure to Fulfill Conditions.........................37
         7.10.    No Solicitation.......................................37
         7.11.    Minutes of Meetings of the Board of Directors
                  and Committees........................................38
ARTICLE VIII COVENANTS OF PORTEC........................................38
         8.1.     Conduct of Business...................................38
         8.2.     Financial and Other Statements........................39
         8.3.     Disclosure Supplements................................39
         8.4.     Consents and Approvals of Third Parties...............39
         8.5.     All Reasonable Efforts................................39
         8.6.     Failure to Fulfill Conditions.........................39
         8.7.     Shares and Cash Reserve...............................40
ARTICLE IX APPROVALS AND OTHER MATTERS..................................40
         9.1.     Kelsan and Holdco Circulars...........................40
         9.2.     Amendment of Kelsan and Holdco Circulars..............40
         9.3.     Meeting of Shareholders...............................40

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         9.4.     Third Party Approvals.................................41
ARTICLE X CLOSING CONDITIONS............................................41
         10.1.    Conditions to Each Party's Obligations under
                  this Agreement........................................41
         10.2.    Conditions to the Obligations of Portec Rail under
                  this Agreement........................................42
         10.3.    Conditions to the Obligations of Kelsan and Holdco
                  under this Agreement..................................43
ARTICLE XI THE CLOSING..................................................44
         11.1.    Time and Place........................................44
         11.2.    Kelsan Deliveries at the Closing......................45
         11.3.    Portec Rail Deliveries at the Closing.................45
ARTICLE XII TERMINATION, AMENDMENT AND WAIVER...........................45
         12.1.    Termination...........................................45
         12.2.    Effect of Termination.................................47
         12.3.    Amendment, Extension and Waiver.......................48
ARTICLE XIII MISCELLANEOUS..............................................49
         13.1.    Confidentiality.......................................49
         13.2.    Public Announcements..................................49
         13.3.    Notices...............................................49
         13.4.    Parties in Interest...................................50
         13.5.    Complete Agreement....................................50
         13.6.    Counterparts..........................................51
         13.7.    Severability..........................................51
         13.8.    Governing Law.........................................51
         13.9.    Counsel...............................................51
         13.10.   Interpretation........................................51
         13.11.   Jurisdiction And Venue................................52
         13.12.   Specific Performance..................................52
         13.13.   Costs and Expenses....................................52
         13.14.   WAIVER OF TRIAL BY JURY...............................53

Exhibit A         Form of Voting Agreement
Exhibit B         Forms of Employment and Consulting Agreements

                           AGREEMENT AND AMALGAMATION

     This AGREEMENT AND AMALGAMATION (this "Agreement") is dated as of November 1, 2004, by and among Portec Rail Products, Inc., a West Virginia corporation ("Portec Rail"), Portec, Rail Products Ltd. ("Portec Canada"), a wholly owned subsidiary of Portec Rail incorporated under the laws of Canada, Portec, Rail Acquisition Corporation, a wholly owned subsidiary of Portec Canada incorporated under the Canada Business Corporations Act ("PAL"), Kelsan Technologies Corp., a corporation existing under the federal laws of Canada ("Kelsan") and 4245482 Canada Inc., a corporation existing under the federal laws of Canada ("Holdco"). Portec Rail, Portec Canada and PAL are collectively referred to as the "Portec Entities."

     WHEREAS, the Board of Directors of each of the Portec Entities, Holdco and Kelsan (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

     WHEREAS, as a condition to the willingness of Portec Rail, Portec Canada and PAL to enter into this Agreement, each of the directors and executive officers of Kelsan, has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Portec Rail (the "Voting Agreement"), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares entitled to be voted at meetings of Kelsan and Holdco shareholders and owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement;

     WHEREAS, also as a condition to the willingness of the Portec Entities to enter into this Agreement, each of John Milobar, William Cyr, Don Eadie and John Cotter have agreed to enter into an employment agreement with PAL, substantially in the form of Exhibit B hereto, effective as of the Closing Date (the "Employment Agreement") and Patrick Rooney has agreed to enter into a consulting agreement effective as of the Closing Date; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                               CERTAIN DEFINITIONS

1.1. Certain Definitions.

     As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

     "Affiliate" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     "Agreement" means this agreement, and any amendment hereto.

     "Amalgamated Corporation" shall have the meaning set forth in Section 2.1 hereof.

     "Amalgamation" shall mean the amalgamation of Kelsan, PAL and Holdco in accordance with the terms and subject to the conditions hereof.

     "Amalgamation Consideration" shall mean the shares to be issued, as set forth in Section 3.1 and to be redeemed for the Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be.

     "Articles of Amalgamation" shall have the meaning set forth in Section 2.1 hereof.

     "Canadian GAAP" means Canadian generally accepted accounting principles.

     "CBCA" means the Canada Business Corporations Act.

     "Certificate" shall mean a certificate evidencing Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and/or Holdco Preferred Shares.

     "Closing" shall have the meaning set forth in Section 11.1.

     "Closing Date" shall mean the date on which the cash consideration is paid to Kelsan and Holdco shareholders.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Compensation  and  Benefit  Plans"  shall  have the  meaning  set forth in
Section 4.12.1.

     "Confidentiality   Agreement"  shall  mean  the  Confidentiality  Agreement
referred to in Section 12.1 of this Agreement.

     "Dissenting Shares" shall have the meaning set forth in Section 3.3.

         "Dissenting Shareholder" shall have the meaning set forth in Section
3.3.

     "Effective   Date"  shall  mean  the  date  shown  on  the  Certificate  of
Amalgamation issued by the Director of Corporations (Canada) under the CBCA giving effect to the Amalgamation.

     "Effective Time" shall mean the date and time specified pursuant to Section
2.2 hereof as the effective time of the Amalgamation.

     "Environmental Laws" means any applicable Canadian, provincial, Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.

     "GAAP" shall mean generally accepted accounting principles in the United States of America.

     "Governmental Entity" shall mean any Canadian or foreign federal, provincial, state, local or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

     "Holdco" shall mean 4245482 Canada Inc., a Canadian corporation existing under the Canada Business Corporations Act with its registered office located at Suite 1400, 1055 West Hastings Street, Vancouver, British Columbia, Canada.

     "Holdco Common Shares" shall mean the common shares, without par value, of Holdco.

     "HOLDCO DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by Holdco to Portec Entities specifically referring to the appropriate section of this Agreement.

     "Holdco Preferred Shares" shall mean the series A preferred shares without par value, of Holdco.

     "IRS" shall mean the United States Internal Revenue Service.

     "Intellectual Property" shall have the meaning set forth in Section 4.18.1.

     "Kelsan" shall mean Kelsan Technologies Corp., a Canadian corporation existing under the Canada Business Corporations Act with its principal executive offices located at 1140 West 15th Street North Vancouver, British Columbia, Canada, together with all Kelsan Subsidiaries.

     "Kelsan Articles" means the Articles of Amalgamation of Kelsan, as amended.

     "Kelsan Circular" shall have the meaning set forth in Section 9.1.

     "Kelsan Common Shares" shall mean the common shares without par value, of Kelsan.

     "KELSAN DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by Kelsan to Portec Entities specifically referring to the appropriate section of this Agreement.

     "Kelsan Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Kelsan as of September 30, 2003 and 2002 and the consolidated statements of loss and deficit, and cash flows (including related notes and schedules, if any) of Kelsan for each of the two years ended September 30, 2003 and 2002 and (ii) unaudited consolidated financial statements for the period ending September 30, 2004, which have been reviewed by Ernst & Young LLP.

     "Kelsan Permits" shall have the meaning set forth in Section 4.11.1.

     "Kelsan Preferred Shares" shall mean the Series A Class A preferred shares, without par value, of Kelsan.

     "Kelsan Stock Option" shall mean an option to purchase Kelsan Preferred Shares granted pursuant to the Kelsan Stock Option Plan and outstanding as of the date hereof, as set forth in KELSAN DISCLOSURE SCHEDULE 4.2.1.

     "Kelsan Stock Option Plan" shall mean the Kelsan 2002 Amended Stock Option Plan, and any and all amendments thereto.

     "Kelsan Subsidiary" means any corporation, 50% or more of the capital shares of which is owned, either directly or indirectly, by Kelsan.

     "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by that Person, or by the executive officers and directors of such Person, after an investigation that is reasonable under the circumstances, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by an executive officer or director of that Person.

     "Material Adverse Effect" shall mean, with respect to Portec Entities, Kelsan or Holdco, respectively, any effect that (i) is material and adverse to the financial condition, results of operations, material licenses or business of Portec Rail and the Portec Rail Subsidiaries taken as a whole, or Kelsan, Holdco and the Kelsan Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Kelsan or Holdco, on the one hand, or Portec Entities, on the other hand, to perform their obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement.

     "Materials  of  Environmental  Concern"  means  pollutants,   contaminants,
wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

     "PAL"  shall  mean  Portec,  Rail  Acquisition   Corporation,   a  Canadian
corporation.

     "Paying Agent" shall mean such third party bank or trust company or other agent mutually agreed upon between Kelsan and PAL, which shall act as escrow agent for Kelsan and the Portec Entities in connection with the exchange procedures for exchanging Certificates for the Amalgamation Consideration in accordance with an escrow agreement to be entered into among Kelsan, Holdco, Portec Entities and the Paying Agent.

     "Permits" shall have the meaning set forth in Section 4.11.1.

     "Person"  shall  mean  any  individual,  corporation,   partnership,  joint
venture, association, trust or "group" (as that term is defined under the Exchange Act).

     "Portec Canada" shall mean Portec, Rail Products Ltd.

     "Portec Rail" shall mean Portec Rail Products, Inc., a West Virginia corporation, with its principal executive offices located at 900 Old Freeport Road, Pittsburgh, Pennsylvania 15238-8250.

     "Portec Rail Articles" means the Articles of Incorporation of Portec Rail, as amended.

     "PORTEC RAIL DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by Portec Rail to Kelsan specifically referring to the appropriate section of this Agreement.

     "Portec Rail Financial Statements" shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of Portec Rail as of December 31, 2003 and 2002 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of Portec Rail for each of the three years ended December 31, 2003, 2002 and 2001, as set forth in Portec Rail's annual report on Form 10-K for the year ended December 31, 2003, and (ii) the unaudited interim consolidated financial statements of Portec Rail as of the end of each calendar quarter following December 31, 2003, and for the periods then ended, as filed by Portec Rail in its Securities Documents.

     "Portec Rail Subsidiary" means any corporation, 50% or more of the capital shares of which is owned, either directly or indirectly, by Portec Rail.

     "Preference Shares" means series A and series B preferred shares of the Amalgamated Corporation.

     "Rights" shall mean warrants, options, rights, convertible securities, shares appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital shares or other ownership interests or which provide for compensation based on the equity appreciation of its capital shares.

     "Securities Act (BC)" shall mean the Securities Act R.S.B.C.1996, C. 418-, as amended.

     "Securities Documents" shall mean the documents filed by Portec Rail with the United States Securities and Exchange Commission.

     "Series A Preference Shares" means Series A preferred shares of the Amalgamated Corporation.

     "Series B Preference Shares" means Series B preferred shares of the Amalgamated Corporation.

     "Series A Preference Shares Redemption Price" shall have the meanings set forth in Section 3.2.4.

     "Series B Preference Shares Redemption Price" shall have the meanings set forth in Section 3.2.3.

     "Shareholders Meeting" shall have the meaning set forth in Section 9.3.

     "Taxes" shall have the meaning set forth in Section 4.6.

     "Tax Returns" shall have the meaning set forth in Section 4.6.

     "Termination Date" shall mean December 31, 2004.

     "Total Redemption Price" shall have the meaning set forth in Section 3.2.2.

     "Treasury Shares" shall have the meaning set forth in Section 4.2.1.

     "Worker Safety Laws" shall have the meaning set forth in Section 4.14.1.

     "Working Capital" shall mean current assets minus current liabilities, as defined under Canadian GAAP.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                THE AMALGAMATION

2.1. Amalgamation.

     Subject to the terms and  conditions  of this  Agreement,  at the Effective
Time: (a) Kelsan shall be amalgamated with PAL and Holdco, resulting in the "Amalgamated Corporation"; and (b) the separate existence of Kelsan, Holdco and PAL shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Kelsan, Holdco and PAL shall be vested in and assumed by Amalgamated Corporation. The Articles of Amalgamation and By-Laws of the Amalgamated Corporation shall be the Articles of Amalgamation and By-Laws as set forth in PORTEC DISCLOSURE SCHEDULE 2.1. As part of the Amalgamation , each Kelsan Common Share, Kelsan Preferred Share, Holdco Common Share and Holdco Preferred Share will be converted into Preference Shares pursuant to the terms of Article III hereof. The directors of PAL immediately prior to the Effective Time shall be the initial directors of the Amalgamated Corporation, each to hold office in accordance with the Articles of Amalgamation and By-Laws of the Amalgamated Corporation. Until changed in accordance with the Articles of Amalgamation and By-Laws of the Amalgamated Corporation, the officers of PAL immediately prior to the Effective Time shall be the initial officers of Amalgamated Corporation, in each case until their respective successors are duly elected or appointed and qualified. All directors and officers of any Kelsan Subsidiary shall resign as of the Effective Time, subject to the continuing employment of Messrs. Milobar, Eadie, Cotter, Rooney and Cyr as contemplated in this Agreement.

2.2. Effective Date and Time.

     Subject  to the  satisfaction  or  waiver  of the  conditions  set forth in
Article X, the Amalgamation shall become effective upon the occurrence of the filing of Articles of Amalgamation with the Director of Corporations, Industry Canada in accordance with Section 185 of the CBCA, or such later date and time as may be set forth in such Articles, to be determined by the mutual consent of Kelsan, Holdco and Portec Rail (the "Effective Date"). The time on the Effective Date when the Amalgamation shall become effective shall be the first moment of the date of amalgamation and shall be referred to as the "Effective Time."

2.3. Effects of the Amalgamation.

     At and after the Effective Time, the Amalgamation shall have the effects as set forth in Section 186 of the CBCA.

2.4. Possible Alternative Structures.

     Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article X, prior to the Effective Time Portec Entities shall, with Kelsan's and Holdco's consent (which shall not be unreasonably withheld), be entitled to revise the structure for effecting the Amalgamation described in Section 2 hereof, provided that (i) there are no adverse Tax consequences to Kelsan, Holdco, Portec Rail, Portec Canada, PAL or to the holders of the Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares immediately prior to the Effective Time as a result of the modification, and nothing would prevent the rendering of the opinion in Section 9.3.7, as a result of the modification;
(ii) the consideration to be paid to the holders of Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares under this Agreement is not thereby changed in kind or value or reduced in amount; and
(iii) such modification will not delay materially or jeopardize receipt of any consents and approvals relating to the consummation of the Amalgamation or otherwise cause any condition to Closing set forth in Article X not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.5. Additional Actions.

     If, at any time after the Closing Date, Portec Rail shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Portec Entities its right, title or interest in, to or under any of the rights, properties or assets of Kelsan or Holdco, or (ii) otherwise carry out the purposes of this Agreement, Kelsan or Holdco and their officers and directors shall be deemed to have granted to the Portec Entities an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Portec Entities its right, title or interest in, to or under any of the rights, properties or assets of Kelsan or Holdco or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Portec Rail are authorized in the name of Kelsan or Holdco or otherwise to take any and all such action.

                                  ARTICLE III
                              CONVERSION OF SHARES

3.1. Conversion of Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares.

     At the Effective Time, by virtue of the Amalgamation and without any action on the part of Portec Entities, Kelsan or the holders of any of the Kelsan Common Shares and Kelsan Preferred Shares, Holdco, or the holders of any of the Holdco Common Shares and Holdco Preferred shares, the Amalgamation shall be effected in accordance with the following terms:

     3.1.1. Each Common Share of PAL shall be converted pursuant to the Articles of Amalgamation into one issued and outstanding Common Share of the Amalgamated Corporation at the Effective Time.

     3.1.2. Each issued and outstanding Treasury Share, and each Kelsan Common Share and Kelsan Preferred Share held by Holdco, shall be cancelled without consideration pursuant to the Articles of Amalgamation at the Effective Time.

     3.1.3. Holders of Kelsan Common Shares, Holdco Common Shares, Kelsan Preferred Shares and Holdco Preferred Shares (excluding Treasury Shares and Kelsan Common Shares and Kelsan Preferred Shares held by Holdco which are cancelled pursuant to 3.1.2) shall receive one (1) Series A Preference Share of the Amalgamated Corporation for each share they hold immediately prior to the Effective Time.

     3.1.4. Holders of Kelsan Preferred Shares and Holdco Preferred Shares (excluding Kelsan Common Shares and Kelsan Preferred Shares held by Holdco which are cancelled pursuant to 3.1.2) shall receive one Series B Preference Share of the Amalgamated Corporation for each share they hold immediately prior to the Effective Time.

3.2. Redemption of the Preference Shares.

     3.2.1 On the day immediately following the Effective Date (the "Redemption Date"), each Preference Share shall be redeemed by the Amalgamated Corporation without any notice or action on the part of Portec Rail or the Amalgamated Corporation for a price equal to the Series A Preference Share Redemption Price and/or Series B Preference Redemption Price, as the case may be.

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     3.2.2 The "Total  Redemption  Price" for the Series A Preference Shares and
Series B Preference Shares shall be equal to $20.0 million (Canadian), which shall be adjusted, dollar for dollar, by the amount by which the Working Capital of Kelsan as of November 15, 2004 is less than or greater than $4,400,000 (Canadian) (the "Working Capital Amount"). It is acknowledged that any severance or other payments made under compensation agreements currently in effect at or prior to the Effective Time, and specifically the payments to be made pursuant to the termination of the employment agreements with John Milobar, Don Eadie, Patrick Rooney and William Cyr, will be deducted for the purposes of determining the Working Capital Amount. In addition, net payments made pursuant to Section
3.6 for the purchase of options shall reduce the $4,400,000 benchmark for determining the Working Capital Amount, on a dollar for dollar basis, and will also reduce the amount required to be delivered to the Paying Agent prior to the Effective Time. It is further acknowledged that any payments received by Kelsan due to exercises of Kelsan Stock Options (at a price of $.50 (Canadian)) at or before the Effective Time plus any payments that Kelsan would have received if all remaining Kelsan Stock Options were exercised (at a price of $.50 (Canadian)) at the Effective Time will be added to the Working Capital of Kelsan as of November 15, 2004 and thereby be included for the purposes of determining the Working Capital Amount.

     3.2.3 The Series B Preference Shares Redemption Price shall be equal to $2.00 (Canadian) per Series B Preference Share.

     3.2.4 The Series A Preference Shares Redemption Price shall be equal to the amount obtained by dividing the Total Redemption Price as calculated in Section
3.2.2 by the total number of Series A Preference Shares issued and outstanding at the Effective Time calculated after:

     (A)  subtracting  $2.00  (Canadian)  multiplied  by the  number of Series B
          Preference   Shares  of  the   Amalgamated   Corporation   issued  and
          outstanding at the Effective Time.

Disclosure Schedule 3.2.4 sets forth an illustration of the payment of the Amalgamation Consideration to holders of Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares.

3.3. Dissenting Shareholder.

     3.3.1 Each outstanding Kelsan Common Share, Kelsan Preferred Share, Holdco Common Share and Holdco Preferred Share, the holder of which has perfected his right to dissent under Section 190 of the CBCA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Amalgamation Consideration hereunder, shall be cancelled without any repayment of capital in respect thereof and the holder thereof shall be entitled only to such rights as are granted by Section 190 of the CBCA. Kelsan and Holdco shall give Portec Entities prompt notice upon receipt by Kelsan and Holdco of any such demands for payment of the fair value of such Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and

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

Portec Entities shall have the right to participate in all negotiations and proceedings with respect to any such demands. Kelsan and Holdco shall not, except with the prior written consent of Portec Rail, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand to apply to court or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect the rights to apply to court under Section 190 of the CBCA. Any payments made in respect of Dissenting Shares shall be made by Portec Entities.

     3.3.2 If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares or Holdco Preferred Shares shall be converted into a right to receive the Amalgamation Consideration in accordance with the applicable provisions of this Agreement.

3.4. Stated Capital.

     3.4.1 The Amalgamated Corporation shall, on the Effective Date, allocate to the stated capital account for the Series A Preference Shares an amount equal to the Series A Preference Share Redemption Price, multiplied by the number of Series A Preference Shares issued and outstanding at the Effective Time. 3.4.2 The Amalgamated Corporation shall, on the Effective Date, allocate to the stated capital account for the Series B Preference Shares an amount equal to the Series B Preference Share Redemption Price, multiplied by the number of Series B Preference Shares issued and outstanding at the Effective Time.

3.5  Procedures for Payment of Shares.

     3.5.1 Share Certificates. Certificates representing Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares will be deemed to represent the Preference Shares into which such Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares are converted in accordance with the provisions hereof.

     3.5.2 Portec Entities to Make Amalgamation Consideration Available. No later than immediately prior to the Effective Time, Portec Entities shall deposit, or shall cause to be deposited, with the Paying Agent in accordance with the escrow agreement, an aggregate amount of cash sufficient to pay the Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be, to the holders of Preference Shares, such cash (without any interest thereon) being hereinafter referred to as the "Payment Fund").

     3.5.3 Payment for Certificates. Portec Rail shall take all steps necessary to cause the Paying Agent, within three (3) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates, a form letter of transmittal for return to the Paying Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the

Certificates to the Paying Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed, the holder of each Certificate shall be entitled to receive in exchange therefore the Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be, to which such holder of shares of Amalgamated Corporation shall have become entitled pursuant to the rights of holders of Preference Shares and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be.

     3.5.4 Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Amalgamation represented issued and outstanding Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares shall have no rights, after the Effective Time, with respect to such Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares except to surrender the Certificate in exchange for the Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be, as provided in this Agreement.

     3.5.5 Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be, that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Paying Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

     3.5.6 Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the share transfer books of Kelsan or Holdco of the Kelsan Common Shares and Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be redeemed for the Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be, as provided in Section 3.2.

     3.5.7 Return of Payment Fund. At any time following the six (6) month period after the Effective Time, the Amalgamated Corporation shall be entitled to require the Paying Agent to deliver to it any portions of the Payment Fund which had been made available to the Paying Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Amalgamated Corporation (subject to abandoned property, escheat and other similar laws) with respect to any Series A Preference Share Redemption Price and/or Series B Preference Share

Redemption Price, as the case may be, that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Amalgamated Corporation nor the Paying Agent shall be liable to any holder of a Certificate for any Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be, delivered in respect of such Certificate to a public official pursuant to, and in compliance with, any abandoned property, escheat or other similar law.

     3.5.8 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Amalgamated Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be, deliverable in respect thereof.

     3.5.9 Withholding. The Amalgamated Corporation or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Preference Shares such amounts as the Amalgamated Corporation (or any Affiliate thereof) or the Paying Agent are required to deduct and withhold with respect to the making of such payment under any applicable provision of Canadian, Provincial, U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Amalgamated Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Preference Shares in respect of whom such deduction and withholding were made by the Amalgamated Corporation or the Paying Agent.

3.6  Treatment of Kelsan Stock Options.

     KELSAN DISCLOSURE SCHEDULE 3.6 sets forth all of the outstanding Kelsan Stock Options as of the date hereof, and includes the name of the option holder, the date of grant, the exercise price and vesting schedule for each grant. The holders of Kelsan Stock Options that are not exercised prior to the Effective Time shall be entitled to receive from Kelsan, at the Effective Time, cash in an amount equal to (i) the difference between (A) the aggregate of the Series A Preference Share Redemption Price and Series B Preference Share Redemption Price, and (B) the exercise price of the Kelsan Stock Option. On the Closing Date, Portec Entities shall receive an executed cancellation agreement from each holder of Kelsan Stock Options that have not been exercised or repurchased, which cancellation agreement shall be substantially in the form attached to PORTEC RAIL DISCLOSURE SCHEDULE 3.6. All Kelsan Stock Options that are not in-the-money Kelsan Stock Options and have not been dealt with by a cancellation agreement shall be cancelled prior to the Effective Time.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF KELSAN

     Kelsan represents and warrants to Portec Entities that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV), except as set forth in the KELSAN DISCLOSURE SCHEDULE delivered by Kelsan to Portec Rail on the date hereof. Kelsan has made a good faith effort to ensure that the disclosure on each schedule of the KELSAN DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the KELSAN DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1. Organization.

     4.1.1. Kelsan and each Kelsan Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction. Kelsan has full corporate power and authority to own or lease all of its properties and assets and carry on its business as now conducted. Kelsan is duly licensed or qualified to do business in Canada and its provinces and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. KELSAN DISCLOSURE SCHEDULE 4.1.1 sets forth the name, jurisdiction of incorporation and Kelsan's ownership interest in each Kelsan Subsidiary.

     4.1.2. The minute books of Kelsan accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

     4.1.3. Prior to the date of this Agreement, Kelsan has made available to Portec Rail true and correct copies of the charter documents of Kelsan and each Kelsan Subsidiary.

4.2. Capitalization.

     4.2.1. The authorized share capital of Kelsan consists of an unlimited number of Kelsan Common Shares, of which 1,889,916 shares are outstanding, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, other than contained in the Amended and Restated Shareholders' Agreement dated February 6, 2002, as amended on February 25, 2003, and an unlimited number of Series A Class A Kelsan Preferred Shares, of which 5,833,416 shares are outstanding, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, other than contained in the Amended and Restated Shareholders' Agreement dated February 6, 2002 as amended on February 25, 2003. There are 6,350 Kelsan Common Shares held by Kelsan as treasury shares as of the date hereof (the "Treasury Shares"). Kelsan has not issued, and is not bound by, any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any Kelsan Common Shares or Kelsan Preferred Shares, or any other security of Kelsan or any securities representing the right to vote, purchase or otherwise receive any

Kelsan Common Shares, Kelsan Preferred Shares or any other security of Kelsan, other than shares issuable under the Kelsan Stock Option Plan disclosed on KELSAN DISCLOSURE SCHEDULE 4.2.1. KELSAN DISCLOSURE SCHEDULE 4.2.1 sets forth: the name of each holder of a Kelsan Stock Option, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price relating to the options held.

     4.2.2. Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.2.2, Kelsan does not possess, directly or indirectly, any material equity interest in any corporate entity.

     4.2.3.  To  Kelsan's  Knowledge,  except as set forth on KELSAN  DISCLOSURE
SCHEDULE 4.2.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding Kelsan Common Shares or Kelsan Preferred Shares.

     4.2.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Kelsan's shareholders may vote has been issued by Kelsan and are outstanding.

4.3. Authority; No Violation.

     4.3.1. Kelsan has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of this Agreement by Kelsan's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Kelsan and the completion by Kelsan of the transactions contemplated hereby, up to and including the Amalgamation, have been duly and validly approved by the Board of Directors of Kelsan. This Agreement has been duly and validly executed and delivered by Kelsan, and subject to approval by the shareholders of Kelsan and due and valid execution and delivery of this Agreement by Portec Entities, constitutes the valid and binding obligation of Kelsan, enforceable against Kelsan in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

     4.3.2. The execution and delivery of this Agreement by Kelsan, subject to the receipt of the approval of the shareholders of Kelsan, the consummation of the transactions contemplated hereby, and compliance by Kelsan with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of the Articles of Amalgamation and By-laws of Kelsan; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Kelsan or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Kelsan under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Kelsan is a party, or by which it or any of its properties or assets may be bound or affected.

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4.4. Consents.

     Except (a) for the filing with the Director of Corporations, Industry Canada of Articles of Amalgamation in accordance with Section 185 of the CBCA, and (b) the approval of this Agreement by the requisite vote of the shareholders of Kelsan, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or third party are necessary, and, to Kelsan's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Kelsan, and the completion by Kelsan of the Amalgamation. Kelsan has no Knowledge that any public body or authority having jurisdiction over the affairs of Kelsan, the consent or approval of which is required or to which a filing is required, will object to the completion of the transactions contemplated by this Agreement.

4.5. Financial Statements.

     4.5.1. Kelsan has previously made available to Portec Rail the Kelsan Financial Statements covering periods ended prior to the date hereof. Except as disclosed in KELSAN DISCLOSURE SCHEDULE 4.5, the Kelsan Financial Statements have been prepared in accordance with Canadian GAAP consistently applied, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Kelsan and the Kelsan Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with Canadian GAAP consistently applied during the periods involved, except as indicated in the notes thereto.

     4.5.2. Except as disclosed in KELSAN DISCLOSURE SCHEDULE 4.5, at the date of each balance sheet included in the Kelsan Financial Statements, Kelsan did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of any type which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto.

4.6. Taxes.

     Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.6, (i) Kelsan has filed all federal, and all material provincial, state, local and foreign, Tax Returns required to have been filed or appropriate extensions therefore have been properly obtained, and such Tax Returns are correct and complete, (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) Kelsan has complied in all material respects with all rules and regulations relating to the withholding of Taxes; (iv) Kelsan has not waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of any Tax Return referred to in clause (i) are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. Kelsan has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period (relative to the Effective Time) specified in Code
Section  897(c)(1)(A)(ii).  For purposes of this Agreement:  (i) "Tax(es)" means
(A) any federal, provincial, state, local and foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax. KELSAN DISCLOSURE SCHEDULE 4.6 sets forth all available net operating losses and the pool of deductible SR&ED expenditures and undepreciated capital cost allowance of Kelsan as included in the 2003 tax returns of Kelsan for application in years ended after September 30, 2003.

4.7. Absence of Certain Changes or Events.

     Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.7, since September 30, 2003: (A) Kelsan has not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business consistent with past practice, (B) Kelsan has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (C) there has been no change in the share capital of Kelsan and no dividend or distribution of any kind declared, paid or made by Kelsan on any class of its shares, (D) there has not been (y) any granting by Kelsan to any executive officer or material modification of any severance or termination benefits or (z) any entry by Kelsan into or material modification of any employment, severance or termination agreement with any such executive officer, (E) Kelsan has not prepared or filed any Tax Return (as defined in Section 4.6) inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event or circumstance causing a Material Adverse Effect on Kelsan, nor has any development or circumstance occurred that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Kelsan.

4.8. Material Contracts; Leases; Defaults.

     4.8.1. Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.8.1, Kelsan is not a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of Kelsan, except for "at will" arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Kelsan; (iii) any collective bargaining agreement with any labor union relating to employees of Kelsan; (iv) any agreement which by its terms limits or affects the payment of dividends by Kelsan; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000 (Canadian Dollars ) whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty

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or  otherwise,  in respect of which  Kelsan is an obligor to any  person,  which instrument evidences or relates to indebtedness which would be applicable on or after the Closing Date to Portec Rail or any Portec Rail Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on 60 days' notice or less without material penalty or payment, or that obligates Kelsan for the payment of more than $25,000 (Canadian Dollars ) annually or for the payment of more than $25,000 (Canadian Dollars ) over its remaining term; or
(vii)  any  agreement  (other  than  this  Agreement),   contract,  arrangement,
commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Kelsan (it being understood that any non-compete or similar provision shall be deemed material). Any such payments that are required to be paid pursuant to Section 4.8.1 (i) will reduce cash and the Working Capital Amount except to the extent that such payment has been made or reflected as an accrual in the Working Capital of Kelsan on November 15, 2004.

     4.8.2. Each real estate lease that will require the consent of the lessor or its agent, and any other contract to which Kelsan is a party that will require the consent of the other party thereto, as a result of the Amalgamation by virtue of the terms of any such lease or contract, is listed in KELSAN DISCLOSURE SCHEDULE 4.8.2 identifying the section of the lease or contract that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, Kelsan is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     4.8.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to Portec Rail on or before the date hereof, are listed on KELSAN DISCLOSURE
SCHEDULE 4.8.1 or 4.8.2 and are in full force and effect on the date hereof. Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.8.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Kelsan is a party or under which Kelsan may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.8.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Kelsan or upon the occurrence of a subsequent event; or (y) requires Kelsan to provide a benefit in the form of Kelsan Common Shares or Kelsan Preferred Shares or determined by reference to the value of Kelsan Common Shares.

4.9. Ownership of Property; Insurance Coverage.

     4.9.1. Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.9.1, Kelsan has good and, as to real property, marketable title to all material assets and properties owned by Kelsan in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent Kelsan Financial Statements or acquired subsequent thereto (except to the extent that

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such  assets and  properties  have been  disposed of in the  ordinary  course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except for statutory liens for amounts not yet delinquent or which are being contested in good faith. Kelsan, as lessee, has the right under valid and existing leases of real and personal properties used by Kelsan in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Kelsan Financial Statements.

     4.9.2. Kelsan currently maintains insurance considered by it to be reasonable for its operations. Kelsan has not received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Kelsan under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years Kelsan has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. KELSAN DISCLOSURE SCHEDULE 4.9.2 identifies all policies of insurance maintained by Kelsan and each Kelsan Subsidiary as well as the other matters required to be disclosed under this Section.

4.10. Legal Proceedings.

     Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.10, Kelsan is not a party to any, and there are no pending or, to Kelsan's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Kelsan, (ii) to which Kelsan's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Kelsan to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

4.11. Compliance With Applicable Law.

     4.11.1. Kelsan is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, "Permits") necessary for Kelsan to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Kelsan Permits"), and as of the date of this Agreement, no suspension or cancellation of any Kelsan Permits is pending or, to Kelsan's Knowledge, threatened. Kelsan is not in violation of (i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or
(iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Kelsan, except for any violations, that, individually or in the aggregate, would not have a Material Adverse Effect on Kelsan.

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     4.11.2. Except as set forth in the KELSAN DISCLOSURE SCHEDULE 4.11.2, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Kelsan, or against or involving any of the directors, officers or employees of Kelsan, as such, or any of its properties, assets or business.

4.12. Employee Benefit Plans.

     4.12.1. KELSAN DISCLOSURE SCHEDULE 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee shares ownership, shares bonus, shares purchase, restricted shares, shares option, shares appreciation, phantom shares, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Kelsan in which any employee or former employee, consultant or former consultant or director or former director of Kelsan or any former Kelsan Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Compensation and Benefit Plans"). Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.12.1, Kelsan does not have any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, Kelsan has made available to Portec Rail true and correct copies of the Compensation and Benefit Plans.

     4.12.2. Except as disclosed in KELSAN DISCLOSURE SCHEDULE 4.12.2, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law. There is no pending or threatened action, suit or claim relating to any of the Compensation or Benefit Plans.

     4.12.3. Except as disclosed in KELSAN DISCLOSURE SCHEDULE 4.12.3, there are no shares appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted shares, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

     4.12.4. Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.12.4, all material contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements to which Kelsan is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Kelsan's consolidated financial statements to the extent required by Canadian GAAP. Kelsan has expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes to the extent required by Canadian GAAP or GAAP.

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     4.12.5.  Kelsan does not have any  obligations to provide  retiree  health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated under Canadian law. There has been no communication to employees by Kelsan or any Kelsan Subsidiary that would reasonably be expected to preclude Kelsan (or PAL as successor to Kelsan) from amending or terminating any obligations to its employees or former employees with respect to health, life insurance, disability insurance, or other retiree death benefits.

     4.12.6. Kelsan does not maintain any Compensation and Benefit Plans covering employees who are not Canadian or British residents.

     4.12.7. The consummation of the Amalgamation will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), except for payments made pursuant to the termination of the employment agreements with John Milobar, Don Eadie, Patrick Rooney and William Cyr, and the acceleration of vesting of Kelsan Stock Options under the Kelsan Stock Option Plan (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result (except by operation of law) in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

4.13. Brokers, Finders and Financial Advisors.

     Neither Kelsan, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

4.14. Environmental and Safety Matters.

     4.14.1. Except as may be set forth in KELSAN DISCLOSURE SCHEDULE 4.14, with respect to Kelsan and each Kelsan Subsidiary:

          (A) The properties, assets and operations of Kelsan and its Subsidiaries have complied and are in compliance with all applicable federal, state, provincial, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public worker health and safety (collectively, "Worker Safety Laws") and with the Environmental Laws. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to Kelsan's Knowledge, there are not past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Kelsan or any of its predecessors or former Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws or Environmental Laws;

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          (B) Kelsan has  received  no  written  notice  that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Kelsan's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any predecessor or any of its former Subsidiaries (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any Kelsan Subsidiary;

          (C) To Kelsan's Knowledge, the properties currently owned or operated by Kelsan (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of
     Environmental Concern other than as permitted under applicable Environmental Law;

          (D) Kelsan has not received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, provincial, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

          (E) There are no underground storage tanks on, in or under any properties owned or operated by Kelsan, and no underground storage tanks have been closed or removed from any properties owned or operated by Kelsan; and

          (F) To Kelsan's Knowledge, during the period of Kelsan's or any predecessor's ownership or operation of any of current or past properties, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To Kelsan's Knowledge, prior to the period of Kelsan's ownership or operation of any of their respective current properties, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

     4.14.2. Kelsan has not conducted any environmental studies during the past ten years (other than Phase I studies which did not indicate any contamination of the environment by Materials of Environmental Concern) with respect to any properties owned or leased by it or any of its Subsidiaries.

4.15. Related Party Transactions.

     Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.15, Kelsan is not a party to any transaction with any Affiliate of Kelsan. All such transactions (a) were made in the ordinary course of business, and (b) were made on substantially the same terms as those prevailing at the time for comparable transactions with other Persons.

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4.16. Antitakeover Provisions Inapplicable; Required Vote.

     The Board of Directors of Kelsan has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations that may be applicable to it. The affirmative vote of not less than two-thirds of the votes of the holders of the issued and outstanding Kelsan Common Shares and Kelsan Preferred Shares is required to approve this Agreement and the Amalgamation under Kelsan's Articles of Amalgamation and the CBCA.

4.17. Registration Obligations.

     Kelsan is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act (B.C.) or pursuant to Canadian Securities laws.

4.18. Intellectual Property.

     4.18.1. KELSAN DISCLOSURE SCHEDULE 4.18.1 sets forth all patents, patents pending, registered trademarks, registered copyrights, registered service marks, registered trade names, computer programs and software owned, held or used by Kelsan as of the date of this Agreement (the "Intellectual Property"). Kelsan does not hold or own any patents, registered copyrights, registered trademarks, registered service marks or registered trade names (collectively, "Registered Intellectual Property") except those set forth in KELSAN DISCLOSURE SCHEDULE 4.18.1.

     4.18.2.  Except as  disclosed on KELSAN  DISCLOSURE  SCHEDULE  4.18.1,  (i)
Kelsan owns or has the right to use all the Intellectual Property necessary or desirable for Kelsan to conduct its business as is currently conducted and consistent with past practice; (ii) all of the Intellectual Property is valid, enforceable and unexpired, is free of Liens, and has not been abandoned; and
(iii) Kelsan takes all steps that it believes are reasonably necessary to protect, maintain and safeguard the Intellectual Property.

     4.18.3.  Except as  specified  on KELSAN  DISCLOSURE  SCHEDULE  4.18.1,  to
Kelsan's Knowledge, no facts or circumstances have occurred that could constitute (i) an infringement by Kelsan of any patent, copyright, trademark, service mark or similar right of any other party or (ii) a misappropriation by Kelsan of any trade secret, know-how, process, proprietary information or similar right of any other party. Kelsan has not received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. To Kelsan's Knowledge, no employees of Kelsan are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Kelsan or that would conflict in any material respect with the business of Kelsan.

                                       22
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4.19. Labor Matters.

     There are no labor or collective bargaining agreements to which Kelsan is a party. To Kelsan's Knowledge, there is no union organizing effort pending or threatened against Kelsan. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to Kelsan's Knowledge, threatened against Kelsan. There is no unfair labor practice or labor arbitration proceeding pending or, to Kelsan's Knowledge, threatened against Kelsan (other than routine employee grievances that are not related to union employees). Kelsan is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.20. Kelsan Information Supplied.

     The information relating to Kelsan to be contained in the Kelsan Circular, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.21. Unlawful Payments and Contributions.

     To Kelsan's Knowledge, neither Kelsan, nor any of its Directors, officers or any of their respective employees or agents has (i) used any Kelsan funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; or
(iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

4.22.    Warranties.

     The accrual for warranty related expenses as of September 30, 2002 and September 30, 2003 and all interim periods reported in the Kelsan Financial Statements adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by Kelsan prior to such date. Such provision has been established in accordance with Canadian GAAP. Other than as set forth in KELSAN DISCLOSURE SCHEDULE 4.22, Kelsan has not agreed to provide any express product or service warranties other than (a) standard warranties, the terms of which have been provided to Portec Rail and identified as Kelsan's standard warranties, (b) warranties that (i) parts and components are free from defects in workmanship or comply with standard or agreed specifications that are extended for terms of no more than one year from date of installation or eighteen months from date of shipment, and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (ii) original equipment is free from defects in workmanship or complies with standard or agreed specifications that are extended for terms of no more than one year from date of installation or eighteen months from date of shipment, and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (c) other material warranties.

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4.23. Books and Records.

     The books and records of Kelsan are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Kelsan that should be included therein.

4.24.    Internal Control.

     Except as set forth in KELSAN DISCLOSURE SCHEDULE 4.24, none of Kelsan's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Kelsan has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP.

4.25. Notes and Accounts Receivable.

     All notes and accounts received by Kelsan are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Kelsan Financial Statements in accordance with the past custom and practice of Kelsan.

4.26.    Product Liability.

     Kelsan does not have any liability (and, to Kelsan's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product, manufactured, sold, leased, or delivered by Kelsan.

4.27. Customers and Suppliers.

     KELSAN DISCLOSURE SCHEDULE 4.27 lists the ten largest customers of Kelsan (on a consolidated basis) for the fiscal years ended September 30, 2003 and 2002 and sets forth opposite the name of each such customer the percentage of net sales attributable to each such customer. KELSAN DISCLOSURE SCHEDULE 4.27 also lists any additional current customers that Kelsan anticipates shall be among the ten largest customers for the fiscal year ended September 30, 2004. Since September 30, 2003, no material supplier of Kelsan has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to

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Kelsan, and no customer listed on KELSAN DISCLOSURE  SCHEDULE 4.27 has indicated
that it shall stop, or decrease the rate of, buying materials, products or services from Kelsan.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PORTEC

     Portec Rail represents and warrants to Kelsan that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PORTEC RAIL DISCLOSURE SCHEDULE delivered by Portec Rail to Kelsan on the date hereof. Portec Rail has made a good faith effort to ensure that the disclosure on each schedule of the PORTEC RAIL DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the PORTEC RAIL DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1. Organization.

     5.1.1. Portec Rail is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Portec Rail has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

     5.1.2. PORTEC RAIL DISCLOSURE SCHEDULE 5.1.2 sets forth each Portec Rail Subsidiary. Each Portec Rail Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Portec Rail Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Portec Rail owns all of the capital shares of each Portec Rail Subsidiary, free and clear of any lien or encumbrance, except as set forth in Portec Rail Disclosure Schedule 5.1.2.

     5.1.3. The respective minute books of Portec Rail and each Portec Rail Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

     5.1.4. Prior to the date of this Agreement, Portec Rail has made available to Kelsan true and correct copies of the Articles of Incorporation or Charter and By-laws of Portec Rail, Portec Canada and PAL.

5.2. Capitalization.

     5.2.1 The authorized share capital of PAL consists of an unlimited number of Common Shares, of which one share is outstanding, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and an unlimited number of preferred Shares, of which none are issued. PAL has not

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issued,  and is not  bound  by,  any  Rights of any  character  relating  to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any shares of PAL, or any other security of PAL or any securities representing the right to vote, purchase or otherwise receive any shares of PAL or any other security of PAL.

5.3. Authority; No Violation.

     5.3.1. Portec Entities have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Portec Entities and the completion by Portec Entities of the transactions contemplated hereby, including the Amalgamation, have been duly and validly approved by the Board of Directors of Portec Entities. This Agreement has been duly and validly executed and delivered by Portec Entities, and subject to approval by the shareholders of Kelsan and due and valid execution and delivery of this Agreement by Kelsan, constitutes the valid and binding obligations of Portec Entities, enforceable against Portec Entities in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

     5.3.2. The execution and delivery of this Agreement by Portec Entities, the consummation of the transactions contemplated hereby, and compliance by Portec Entities with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation, Charter, Code of Regulations or Bylaws of Portec Rail or any Portec Rail Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Portec Rail or any Portec Rail Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Portec Rail or any Portec Rail Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Portec Rail and the Portec Rail Subsidiaries taken as a whole.

5.4. Financial Statements.

     5.4.1. Portec Rail has previously made available to Kelsan the Portec Rail Financial Statements covering periods ended prior to the date hereof. The Portec Rail Financial Statements have been prepared in accordance with GAAP consistently applied, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Portec Rail and the Portec Rail Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     5.4.2. At the date of each balance sheet included in the Portec Rail Financial Statements, Portec Rail did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Portec Rail Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate.

5.5. No Material Adverse Effect.

     Except as disclosed in PORTEC RAIL DISCLOSURE SCHEDULE 5.4, Portec Rail and the Portec Rail Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since September 30, 2004 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Portec Rail and the Portec Rail Subsidiaries, taken as a whole.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF HOLDCO

     Holdco represents and warrants to the Portec Entities that the statements contained in this Article VI are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV), except as set forth in the HOLDCO DISCLOSURE SCHEDULE delivered by Holdco to Portec Rail on the date hereof. Holdco has made a good faith effort to ensure that the disclosure on each schedule of the HOLDCO DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the HOLDCO DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

6.1  Organization.

     6.1.1. Holdco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction. Holdco has full corporate power and authority to own all of its properties and assets and carry on its business as now conducted. Holdco is duly licensed or qualified to do business in Canada and its provinces and foreign jurisdictions where its ownership of property or the conduct of its business requires such qualification. HOLDCO DISCLOSURE SCHEDULE
6.1.1 sets forth the name and jurisdiction of incorporation of Holdco and Holdco's ownership interest in Kelsan.

     6.1.2. The minute books of Holdco accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees).

     6.1.3. Prior to the date of this Agreement, Holdco has made available to Portec Rail true and correct copies of the charter documents of Holdco.

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

6.2. Capitalization.

     6.2.1. The authorized share capital of Holdco consists of an unlimited number of Holdco Common Shares, of which 83,713 shares are outstanding, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, ^ and an unlimited number of Holdco Preferred Shares, of which 1,715,030 shares are outstanding, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Holdco has not issued, and is not bound by, any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any Holdco Common Shares or Holdco Preferred Shares, or any other security of Holdco or any securities representing the right to vote, purchase or otherwise receive any Holdco Common Shares, Holdco Preferred Shares or any other security of Holdco.

     6.2.2. Except as set forth in HOLDCO DISCLOSURE SCHEDULE 6.1.1, Holdco does not possess, directly or indirectly, any material equity interest in any corporate entity.

     6.2.3. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Holdco's shareholders may vote has been issued by Holdco and are outstanding.

6.3. Authority; No Violation.

     6.3.1. Holdco has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of this Agreement by Holdco's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holdco and the completion by Holdco of the transactions contemplated hereby, up to and including the Amalgamation, have been duly and validly approved by the Board of Directors of Holdco. This Agreement has been duly and validly executed and delivered by Holdco, and subject to approval by the shareholders of Holdco and due and valid execution and delivery of this Agreement by Portec Entities, constitutes the valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

     6.3.2. The execution and delivery of this Agreement by Holdco, subject to the receipt of the approval of the shareholders of Holdco, the consummation of the transactions contemplated hereby, and compliance by Holdco with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of its Articles of Incorporation and By-laws; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Holdco or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Holdco under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Holdco is a party, or by which it or any of its properties or assets may be bound or affected.

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
6.4. Consents.

     Except (a) for the filing with the Director of Corporations, Industry Canada of Articles of Amalgamation in accordance with Section 185 of the CBCA, and (b) the approval of this Agreement by the requisite vote of the shareholders of Holdco, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or third party are necessary, and, to Holdco's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Holdco, and the completion by Holdco of the Amalgamation. Holdco has no Knowledge that any public body or authority having jurisdiction over the affairs of Holdco, the consent or approval of which is required or to which a filing is required, will object to the completion of the transactions contemplated by this Agreement.

6.5. Taxes.

     Holdco has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

6.6. Contracts.

     Holdco is not a party to or subject to any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Holdco is an obligor to any person, which instrument evidences or relates to indebtedness which would be applicable on or after the Closing Date to Portec Rail or any Portec Rail Subsidiary.

6.7. Legal Proceedings.

     Holdco is not a party to any, and there are no pending or, to Holdco's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Holdco, (ii) to which Holdco's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Holdco to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

6.8. Compliance With Applicable Law.

     6.8.1. Holdco is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, "Permits") necessary for Holdco to own and operate its properties or to carry on its business as it is now being conducted (the "Holdco Permits"), and as of the date of this Agreement, no suspension or cancellation of any Holdco Permits is pending or, to Holdco's Knowledge, threatened. Holdco is not in violation of (i)

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

its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Holdco, except for any violations, that, individually or in the aggregate, would not have a Material Adverse Effect on Holdco.

     6.8.2. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Holdco, or against or involving any of the directors or officers of Holdco, as such, or any of its properties, assets or business.

6.9. Employee.

     Holdco has no employees.

6.10. Brokers, Finders and Financial Advisors.

     Neither Holdco, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

6.11. Antitakeover Provisions Inapplicable; Required Vote.

     The Board of Directors of Holdco has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations that may be applicable to it. The affirmative vote of not less than two-thirds of the votes of the holders of the issued and outstanding Holdco Common Shares and Holdco Preferred Shares is required to approve this Agreement and the Amalgamation under Holdco's Articles of Incorporation and the CBCA.

6.12. Registration Obligations.

     Holdco is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act (B.C.) or pursuant to Canadian Securities laws.

6.13. Holdco Information Supplied.

     The information relating to Holdco to be contained in any document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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6.14. Books and Records.

     The books and records of Holdco are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Holdco that should be included therein.

                                  ARTICLE VII
                         COVENANTS OF KELSAN AND HOLDCO

7.1. Conduct of Business.

     7.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Portec Rail, which consent will not be unreasonably withheld, Kelsan will: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and, except as provided herein, voluntarily take no action which would adversely affect its ability to perform its covenants and agreements under this Agreement.

     7.1.2. Negative Covenants. Kelsan and Holdco agree that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in KELSAN DISCLOSURE SCHEDULE 7.1.2, or consented to by Portec Rail in writing (which consent shall not be unreasonably withheld), it will not:

          (A) change or waive any provision of its Articles of Amalgamation or Incorporation, as the case may be, Charter or Bylaws, except as required by law;

          (B) change the number of authorized or issued shares of its share capital, issue Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares or Holdco Preferred Shares or issue or grant any Right or agreement of any character relating to its authorized or issued capital shares or any securities convertible into such shares, make any grant or award under the Kelsan Stock Option Plan, or split, combine or reclassify any capital shares, or declare, set aside or pay any dividend (cash or otherwise) or other distribution in respect of capital shares, or redeem or otherwise acquire any capital shares, except that Kelsan may issue Kelsan Common Shares or Kelsan Preferred Shares upon the valid exercise, in accordance with the information set forth in KELSAN DISCLOSURE SCHEDULE 4.2.1, of presently outstanding Kelsan Stock Options.

          (C) enter into, amend in any material respect or terminate any material contract or agreement except in the ordinary course of business;

          (D) transfer to any person or entity any material rights to the Kelsan Intellectual Property other than in the ordinary course of business consistent with past practice;

          (E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or

                                       31
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     employees, except as otherwise contemplated by this Agreement. Kelsan shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $70,000 (Canadian Dollars) without Portec Rail's prior approval which shall not be unreasonably withheld, provided that Kelsan may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

          (F) enter into or, except as may be required by law, materially modify any pension, retirement, shares option, shares purchase, shares appreciation right, shares grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, except for bonuses or other employee benefits for the fiscal year ended September 30, 2004 to be paid prior to closing; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

          (G) merge or consolidate Kelsan, Holdco or any Kelsan Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Kelsan, Holdco or any Kelsan Subsidiary, other than sales of Kelsan business products in the ordinary course of business consistent with past practice; or make any acquisition of all or any substantial portion of the business or assets of any other Person;

          (H) except as permitted by Section 7.1.2(B) sell or otherwise dispose of the shares of Kelsan or Holdco or sell or otherwise dispose of any asset of Kelsan or Holdco or of any Kelsan Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Kelsan or Holdco or of any Kelsan Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

          (I) take any action which would be reasonably expected to result in any of the representations and warranties of Kelsan or Holdco set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied;

          (J) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Kelsan, Holdco or any Kelsan Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (K) except as set forth on the KELSAN DISCLOSURE SCHEDULE 7.1.2(K), enter into, renew, extend or modify any other transaction with any Affiliate;

          (L) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

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          (M) make any change in  accounting  policies or practices in existence on the date of this Agreement and reflected in the Kelsan Financial Statements, including without limitation those policies regarding accounts receivable and revenue and cost recognition, except as may be required by changes in applicable law or regulations or Canadian GAAP;

          (N) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Kelsan Compensation and Benefit Plan;

          (O) except as set forth in KELSAN DISCLOSURE SCHEDULE 7.1.2(O), make any capital expenditures in excess of $25,000 (Canadian Dollars) individually or $50,000 (Canadian Dollars) in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (P) except as set forth in KELSAN DISCLOSURE SCHEDULE 7.1.2(P), purchase orotherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

          (Q) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers, involving a payment by Kelsan, Holdco or any Kelsan Subsidiary of more than $50,000 (Canadian Dollars) annually, or containing any financial commitment extending beyond 12 months from the date hereof.

          (R) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or $20,000 (Canadian Dollars) in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

          (S) issue any broadly distributed communication relating to post-Closing employment, benefit or compensation information without the prior consent of Portec Rail (which shall not be unreasonably withheld) or issue any broadly distributed communication to customers related to the Amalgamation or other transactions contemplated hereby without the prior approval of Portec Rail (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice;

          (T) make any Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefore that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

          (U) transfer to any person or entity any material rights to the Intellectual Property;

          (V) agree to do any of the foregoing;

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

     In addition to the negative covenants set forth at 7.1.2(A) through (V), from the period commencing November 16, 2004 and through the Effective Time, Kelsan shall not engage in any of the following actions without receiving the prior approval of Portec Rail.

          (W) make any expenditure including but not limited to, payments to vendors, payroll runs, other than the normal payroll run to be reflected on November 30, 2004, capital expenditures or marketing expenditures;

          (X) hire or fire any employees or contractors or change any salary of any employee or contractor, or make any promotion of Kelsan personnel;

          (Y) enter into or renew any contracts or licenses;

          (Z) change the existing level of inventory, except to fill outstanding orders;

          (AA) make any transfer of rights to the Kelsan Intellectual  Property;
     or

          (BB)  pay,  discharge,   settle  or  compromise  any  claim,   action,
     litigation, arbitration or proceeding.

7.2. Current Information.

     7.2.1. During the period from the date of this Agreement to the Effective Time, Kelsan and Holdco will cause one or more of its representatives to confer with representatives of Portec Rail and report the general status of its ongoing operations at such times as Portec Rail may reasonably request. Kelsan and Holdco will promptly notify Portec Rail of any change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Kelsan or Holdco. Without limiting the foregoing, senior officers of Portec Rail, Kelsan and Holdco shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Kelsan, and Kelsan and Holdco shall give due consideration to Portec Rail's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Portec Rail nor any Portec Rail Subsidiary shall under any circumstance be permitted to exercise control of Kelsan or Holdco prior to the Effective Time.

     7.2.2. Kelsan, Holdco and Portec Rail shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems to those used by Portec Rail, which planning shall include, but not be limited to, discussion of the possible termination by Kelsan of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Kelsan in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Kelsan shall be obligated to take any such action prior to the Effective Time provided, however, that Kelsan shall not be required to take such action unless Portec Rail agrees in writing that it is requiring Kelsan to take such actions and all conditions to closing set forth in Article IX have been satisfied or waived.

     7.2.3. Kelsan shall promptly inform Portec Rail upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Kelsan under any labor or employment law.

7.3. Access to Properties and Records.

     Subject to Section 13.1 hereof, Kelsan and Holdco shall permit Portec Rail reasonable access upon reasonable notice to its properties, and shall disclose and make available to Portec Rail during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Kelsan or Holdco reasonably determines should be treated as confidential) and shareholders' meetings, organizational documents, material contracts and agreements, filings with any Governmental Entities, litigation files, plans affecting employees, and any other business activities or prospects in which Portec Rail may have a reasonable interest; provided, however, that Kelsan or Holdco shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Kelsan's or Holdco's reasonable judgment, would interfere with the normal conduct of Kelsan's or Holdco's business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Kelsan shall provide and shall request its independent accountants to provide Portec Rail with such historical financial information regarding it (and related audit reports and consents) as Portec Rail may reasonably request. Portec Rail shall use commercially reasonable efforts to minimize any interference with Kelsan's or Holdco's regular business operations during any such access to Kelsan's and Holdco's property, books and records. Kelsan shall permit Portec Rail, at its expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or, to the extent permitted under the applicable lease agreement, occupied by Kelsan.

7.4. Financial and Other Statements.

     7.4.1. Promptly upon receipt thereof, Kelsan and Holdco will furnish to Portec Rail copies of each annual, interim or special audit or review of the books of Kelsan and the Kelsan Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Kelsan or Holdco by such accountants in connection with each annual, interim or special audit of the books of Kelsan, Holdco and the Kelsan Subsidiaries made by such accountants.

     7.4.2. Within 15 days after the end of each month, Kelsan will deliver to Portec Rail a consolidated balance sheet and a consolidated statement of

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
operations, without related notes, for such month prepared in accordance with current financial reporting practices, and shall prior to the Effective Date provide Portec Rail with its financial statements at and for September 30, 2004 that have been prepared by Ernst & Young LLP (together with a letter from Ernst & Young LLP stating that such financial statements have been reviewed by them). The Kelsan financial statements for the 15-day period ending November 15, 2004 shall be available and be delivered to Portec Rail no later than Friday, November 26, 2004.

     7.4.3. With reasonable promptness, Kelsan will furnish to Portec Rail such additional monthly financial data that Kelsan possess and as Portec Rail may reasonably request, including without limitation, detailed monthly financial statements.

7.5. Maintenance of Insurance.

     7.5.1. Kelsan shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Kelsan set forth in KELSAN DISCLOSURE SCHEDULE 4.9.2. Kelsan will promptly inform Portec Rail if Kelsan receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

7.6. Disclosure Supplements.

     From time to time prior to the Effective Time, Kelsan and Holdco will promptly supplement or amend the KELSAN DISCLOSURE SCHEDULE and HOLDCO DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such KELSAN DISCLOSURE SCHEDULE or HOLDCO DISCLOSURE SCHEDULE or which is necessary to correct any information in such KELSAN DISCLOSURE SCHEDULE or HOLDCO DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such KELSAN DISCLOSURE SCHEDULE or HOLDCO DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article X. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the KELSAN DISCLOSURE SCHEDULE or HOLDCO DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article X to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article X to be satisfied. Within 15 days of receipt of a supplement or amendment to a KELSAN DISCLOSURE SCHEDULE or HOLDCO DISCLOSURE SCHEDULE, Portec Rail shall inform Kelsan if Portec Rail believes that the information set forth in such supplement or amendment constitutes a breach of a representation or warranty such that the period for curing such breach set forth in Section 12.1.2 or 12.1.3 is applicable.

7.7. Consents and Approvals of Third Parties.

     Kelsan and Holdco shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any Governmental Entity or other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement, including with respect to any contracts for which the consent of the other party is necessary in connection with the Amalgamation and transactions contemplated by this Agreement, and to keep Portec Rail informed of all consents and approvals that have been received and the denial of any consents or approvals.

7.8. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, Kelsan and Holdco agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.9. Failure to Fulfill Conditions.

     In the event that Kelsan or Holdco determines that a condition to its obligation to complete the Amalgamation cannot be fulfilled and that it will not waive that condition, it will promptly notify Portec Rail.

7.10. No Solicitation.

     From and after the date hereof until the termination of this Agreement, neither Kelsan, Holdco nor any Kelsan Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by Kelsan or Holdco), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Kelsan or Holdco shall notify Portec Rail orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to Kelsan's or Holdco's Knowledge, investment banker, financial advisor, attorney, accountant or other representative of Kelsan or Holdco may receive relating to any of such matters, provided, however, that nothing contained in this Section 7.10 shall prohibit the Board of Directors of Kelsan or Holdco from (i) complying with its disclosure obligations under federal, provincial or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Kelsan or Holdco determines in good faith (after consultation, as it deems necessary, with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Kelsan's or Holdco's shareholders than the Amalgamation; (B) the Board of Directors of Kelsan determines in good faith (after consultation, as it deems necessary, with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to shareholders under applicable law; (C) such Acquisition Proposal was not solicited by Kelsan or Holdco and did not otherwise result from a breach of this Section 7.10 by Kelsan or Holdco (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a "Superior Proposal"); (D) Kelsan or Holdco promptly notifies Portec Rail of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Kelsan or Holdco or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that Kelsan or Holdco and Portec Rail entered into; and (E) the Shareholders Meeting has not occurred. For purposes of this Agreement,
"Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Kelsan or Holdco or any of its Subsidiaries: (i) any Amalgamation, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Kelsan or Holdco and the Kelsan Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of share capital of Kelsan or Holdco or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal or prospectus, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

7.11. Minutes of Meetings of the Board of Directors and Committees.

     Kelsan and Holdco shall provide Portec Rail with minutes of all meetings of the Board of Directors and committees thereof within ten days of date of the meeting; provided that Kelsan may redact portions of the minutes that contain confidential discussion of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII
                               COVENANTS OF PORTEC

8.1. Conduct of Business.

     During the period from the date of this Agreement to the Closing Date, except with the written consent of Kelsan and Holdco, which consent will not be unreasonably withheld, Portec Rail will, and it will cause each Portec Rail Subsidiary to: use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect its ability to perform its covenants and agreements under this Agreement; or (ii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article X hereof not being satisfied.

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

8.2. Financial and Other Statements.

     Promptly following the date such documents are filed with the SEC, Portec Rail will deliver to Kelsan the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly though the SEC's EDGAR data base.

8.3. Disclosure Supplements.

     From time to time prior to the Effective Time, Portec Rail will promptly supplement or amend the PORTEC RAIL DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PORTEC RAIL DISCLOSURE SCHEDULE or which is necessary to correct any information in such PORTEC RAIL DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such PORTEC RAIL DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article X. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the PORTEC RAIL DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article X to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article X to be satisfied. Within 15 days of receipt of a supplement or amendment to a PORTEC RAIL DISCLOSURE SCHEDULE, Kelsan shall inform Portec Rail if Kelsan believes that the information set forth in such supplement or amendment constitutes a breach of a representation or warranty such that the period for curing such breach set forth in Section 12.1.2 or 12.1.3 is applicable.

8.4. Consents and Approvals of Third Parties.

     Portec Rail shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any Governmental Entity or other person necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.5. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, Portec Rail agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

8.6. Failure to Fulfill Conditions.

     In the event that Portec Rail determines that a condition to its obligation to complete the Amalgamation cannot be fulfilled and that it will not waive that condition, it will promptly notify Kelsan.

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

8.7. Shares and Cash Reserve.

     Portec Rail and PAL agree at all times from the date of this Agreement until the Series A Preference Share Redemption Price and/or Series B Preference Share Redemption Price, as the case may be, has been paid in full to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

                                   ARTICLE IX
                           APPROVALS AND OTHER MATTERS

9.1. Shareholder Meeting Documents.

     As promptly as reasonably practicable after the execution of this Agreement, Kelsan and Holdco shall prepare and complete, in consultation with and with the cooperation of Portec Rail, the Kelsan Circular (and any amendments thereto) together with any other documents required by the CBCA and other applicable laws in connection with the Shareholders Meeting and Amalgamation. As promptly as reasonably practicable thereafter, Kelsan and Holdco shall cause the Kelsan Circular and other documentation required in connection with the Shareholder Meeting to be sent to each shareholder of Kelsan and Holdco and to be filed with applicable Governmental Authorities as required by applicable laws. Kelsan and Holdco shall permit Portec Rail to review and comment on drafts of the Kelsan Circular and other documentation referred to above in the course of its preparation and shall not file or amend such documentation without the permission of Portec Rail not to be unreasonably withheld or delayed.

9.2. Amendment of Shareholder Meeting Documents.

     Kelsan, Holdco and Portec Rail shall promptly notify the other party if at any time it becomes aware that the Kelsan Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Portec Rail shall cooperate with Kelsan or Holdco in the preparation of a supplement or amendment to such Kelsan Circular that corrects such misstatement or omission, and Kelsan shall mail an amended Kelsan Circular to Kelsan's Shareholders.

9.3. Meeting of Shareholders.

     Kelsan and Holdco will (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of considering this Agreement and the Amalgamation, and for such other purposes as may be, in Kelsan's or Holdco's reasonable judgment, necessary or desirable (the "Shareholders Meeting"), (ii) have their respective Board of Directors recommend approval of this Agreement to their respective shareholders; and (iii) cooperate and consult with Portec Rail with respect to each of the foregoing matters. The Board of Directors of Kelsan or Holdco may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its outside financial and legal advisors (as it deems necessary), has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

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

9.4. Third Party Approvals.

     Each of Kelsan, Holdco and Portec Rail will cooperate with the other and use all reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of any Governmental Entity or other third parties necessary or desirable to consummate the transactions contemplated by this Agreement. Kelsan, Holdco and Portec Rail will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Kelsan, Holdco or Portec Rail to any Governmental Entity or third party in connection with the Amalgamation and the other transactions contemplated by this Agreement. Kelsan and Holdco shall have the right to review and approve in advance all characterizations of the information relating to Kelsan and Holdco and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Kelsan, Holdco and Portec Rail shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity or third party prior to its filing.

                                   ARTICLE X
                               CLOSING CONDITIONS

10.1. Conditions to Each Party's Obligations under this Agreement.

     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

     10.1.1.   Shareholder   Approval.   This  Agreement  and  the  transactions
contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Kelsan, Holdco and PAL.

     10.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

     10.1.3. Approvals. All approvals from any Governmental Entity or other third party required to complete the Amalgamation shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

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
10.2. Conditions to the Obligations of Portec Rail under this Agreement.

     The obligations of Portec Entities under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 10.2.1 through 10.2.9 at or prior to the Closing Date:

     10.2.1. Representations and Warranties. Each of the representations and warranties of Kelsan and Holdco set forth in this Agreement which is qualified as to materiality shall be true and correct in all material respects, and each such representation and warranty that is not so qualified shall be true and correct, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), and Kelsan and Holdco shall have delivered to Portec Rail a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Kelsan and the President of Holdco as of the Effective Time.

     10.2.2. Agreements and Covenants. Kelsan and Holdco shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Portec Rail shall have received a certificate signed on behalf of Kelsan by the Chief Executive Officer and Chief Financial Officer of Kelsan to such effect dated as of the Effective Time, and a certificate signed on behalf of Holdco by the President of Holdco to such effect dated as of the Effective Time.

     10.2.3. Absence of Litigation. Neither Kelsan, Holdco, PAL nor Portec Rail shall be made a party to, or to the Knowledge of either party, threatened by, any actions, suits, proceedings, litigation or legal proceedings which challenges the Agreement or any of the terms thereof or transactions contemplated thereby, or which if adversely determined could, in the reasonable opinion of Portec Rail, (i) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (ii) affect adversely the right of Portec Rail to indirectly own the assets of Kelsan and to operate its business following the Amalgamation.

     10.2.4. Governmental Entity Approval. No approval from any Governmental Entity required for consummation of the transactions contemplated by this Agreement shall include any condition or requirement that could reasonably be expected by Portec Rail to result in a Material Adverse Effect on Portec Rail and its Subsidiaries, taken as a whole.

     10.2.5. Closing Documents. Kelsan and Holdco shall have delivered to Portec Rail the closing documents as specified in Section 11.2.

     10.2.6. Employment Agreements. John Milobar, Don Eadie, William Cyr and John Cotter shall have executed the Employment Agreements. Patrick Rooney shall have executed the Consulting Agreement.

     10.2.7. Consents of Third Parties. Portec Rail shall have received the consents of the other parties to the contracts and leases referenced in Section 4.8.2, or evidence satisfactory to Portec Rail that such consents are unnecessary.

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     10.2.8. Legal Opinion. Portec Rail shall have received a legal opinion from
Catalyst Corporate Finance Lawyers to the effect that: all corporate actions necessary for the consummation of the transactions contemplated by this Agreement have been duly authorized by Kelsan and Holdco; all Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares issued and outstanding as of the Effective Time have been duly authorized and validly issued; the requisite vote of the Kelsan and Holdco Shareholders approving the Amalgamation and the Amalgamation Agreement has been obtained; Kelsan and Holdco are corporations in good standing under the laws of Canada.

     10.2.9. Dissenting Shares. As of immediately prior to the Effective Time, not more than 3% of the aggregate issued and outstanding Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares shall have dissented to the Amalgamation under Section 190 of the CBCA and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their Kelsan Common Shares, Kelsan Preferred Shares, Holdco Common Shares and Holdco Preferred Shares under Section 190 of the CBCA.

     10.2.10. Material Lease. Kelsan shall have obtained an assignment to Portec Rail (or the Amalgamated Corporation) of all of its material leases.

     10.2.11. Financial Statements. Kelsan shall have delivered to Portec Rail its consolidated financial statements at and for the year ended September 30, 2004 which have been reviewed by Ernst & Young LLP which financial statements shall include a letter from Ernst & Young LLP stating that said consolidated financial statements have been reviewed.

10.3. Conditions to the Obligations of Kelsan and Holdco under this Agreement.

     The obligations of Kelsan and Holdco under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 10.3.1 through 10.3.9 at or prior to the Closing Date:

     10.3.1. Representations and Warranties. Each of the representations and warranties of Portec Rail set forth in this Agreement which is qualified as to materiality shall be true and correct in all material respects, and each such representation and warranty that is not so qualified shall be true and correct, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date); and Portec Rail shall have delivered to Kelsan and Holdco a certificate to such effect signed by the President and Chief Executive Officer and the Chief Financial Officer of Portec Rail as of the Effective Time.

     10.3.2. Agreements and Covenants. Portec Entities shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Kelsan and Holdco shall have received a certificate signed on behalf of Portec Rail by the President and Chief Executive Officer and Chief Financial Officer of Portec Rail to such effect dated as of the Effective Time.

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     10.3.3. Absence of Litigation. Neither Kelsan, Holdco nor Portec Rail shall be made a party to any actions, suits, proceedings, litigation or legal proceedings which challenges the Agreement or any of the terms thereof or transactions contemplated thereby, or which if adversely determined could, in the reasonable opinion of Kelsan or Holdco, (i) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (ii) have a Material Adverse Effect on Portec Rail following the Effective Time.

     10.3.4. Governmental Entity Approval. No approval from any Governmental Entity required for consummation of the transactions contemplated by this Agreement shall include any condition or requirement that could reasonably be expected by Kelsan to result in a Material Adverse Effect on Kelsan or its shareholders.

     10.3.5. Closing Documents. Portec Rail shall have delivered to Kelsan and Holdco the closing documents as specified in Section 11.3.

     10.3.6. Employment Agreements. PAL shall have executed the Employment Agreements and Consulting Agreement.

     10.3.7. Legal Opinion. Kelsan and Holdco shall have received a legal opinion from Luse Gorman Pomerenk & Schick, P.C. to the effect that: all corporate actions necessary for the consummation of the transactions contemplated by this Agreement have been duly authorized by Portec Entities; and Portec Rail is a corporation in good standing under the laws of the State of West Virginia. Gowling Lafleur Henderson LLP shall have provided an opinion that Portec Canada and PAL are corporations in good standing under the CBCA and such other matters as may be agreed upon.

     10.3.8. Permits, Authorizations, Etc. Portec Rail and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Amalgamation, the failure of which to obtain would have a Material Adverse Effect on Portec Rail and its Subsidiaries, taken as a whole.

     10.3.9. Payment of Amalgamation Consideration. PAL shall have delivered the Payment Fund to the Paying Agent on or before the Effective Time and the Paying Agent shall provide Kelsan and Holdco with a certificate evidencing such delivery.

                                   ARTICLE XI
                                   THE CLOSING

11.1. Time and Place.

     Subject to the provisions of Articles X and XII hereof, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. P.S.T. on the Effective Date or at such other place and time, upon which Portec Rail and Kelsan mutually agree (the "Closing Date"). A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. P.S.T. on the business day prior to the Effective Date (the "Pre-Closing Date").

11.2. Kelsan Deliveries at the Closing.

     At or prior to the Closing, Kelsan and Holdco shall deliver to Portec Rail:
(i) certified copies of resolutions of Kelsan's and Holdco's Board of Directors authorizing this Agreement and the transactions contemplated thereby; (ii) certificates executed by the President and Chief Executive Officer and, the Chief Financial Officer of Kelsan and the President of Holdco attesting that Kelsan and Holdco have complied with all conditions set forth in Section 10.2 or indicating with specificity any respects in which those conditions have not been complied with; (iii) opinions of legal counsel as set forth in Section 10.2.8;
(iv) the option cancellation agreement referenced in Section 3.6, if applicable;
(v) the executed agreements referenced in Section 10.2.6, (vi) evidence of the consent of the other parties to contracts and leases referenced in Section 10.2.7; (vii) good standing certificates (or their equivalent) for Holdco and Kelsan and each Kelsan subsidiary dated no earlier than five (5) days prior to the Closing Date; and (viii) such other documents as reasonably requested by Portec Rail.

11.3. Portec Rail Deliveries at the Closing.

     At the Effective  Time,  Portec Rail shall deliver to Kelsan and Holdco the
(i) evidence that the Amalgamation Consideration has been delivered as provided under Section 10.3.9; (ii); certified copies of resolutions of Portec Rail's Board of Directors, Portec Canada's Board of Directors and PAL's Board of Directors authorizing this Agreement and the transactions contemplated thereby; and (iii) certificate executed by the President and Chief Executive Officer of Portec Rail attesting that Portec Rail has complied with all conditions set forth in Section 9.3 or indicating with specificity any respects in which those conditions have not been complied with; (iv) opinions of legal counsel as set forth in Section 10.3.7; (v) the executed agreements referenced in Section 10.2.6; (vi) good standing certificate for PAL dated no earlier than five (5) business days prior to Closing Date; and (vii) such other documents as reasonably requested by Kelsan or Holdco.

                                  ARTICLE XII
                        TERMINATION, AMENDMENT AND WAIVER

12.1. Termination.

     This Agreement may be terminated at any time prior to the Amalgamation:

     12.1.1. At any time by the mutual written agreement of Portec Rail, Kelsan and Holdco;

     12.1.2. By either party (for purposes of this section of the agreement, Kelsan and Holdco shall be deemed to be a single party) (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 15 days after written notice of such breach by the terminating party to the other party;

     12.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants, agreements or conditions to the obligations of the parties as set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 15 days after written notice of such failure by the terminating party to the other party;

     12.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Portec Rail, Kelsan and Holdco; provided, that no party may terminate this Agreement pursuant to this Section 12.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

     12.1.5. By either party, if the shareholders of Kelsan or Holdco shall have voted at the Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions;

     12.1.6.  By  either  party  if  (i)  final  action  has  been  taken  by  a
Governmental Entity whose approval is required in order to satisfy the conditions to the parties' obligations to consummate the transactions contemplated hereby as set forth in Article X, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Amalgamation and such order, decree, ruling or other action shall have become final and unappealable;

     12.1.7. By the Board of Directors of Portec Rail, Portec Canada and PAL if Kelsan and Holdco have received a Superior Proposal and the Board of Directors of Kelsan and Holdco have entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Portec Rail.

     12.1.8. By the Board of Directors of Kelsan and Holdco if Kelsan or Holdco have received a Superior Proposal and their Board of Directors have made a determination to accept such Superior Proposal; provided that Kelsan and Holdco shall not terminate this Agreement pursuant to this Section 12.1.8 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Portec Rail's receipt of written notice advising Portec Rail that Kelsan and Holdco have received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether Kelsan and Holdco intend to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, Kelsan and Holdco shall provide a reasonable opportunity to Portec Rail during the five-day period to

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make such  adjustments  in the terms and  conditions of this  Agreement as would enable Kelsan and Holdco to proceed with the Amalgamation on such adjusted terms.

     12.1.9. By the Board of Directors of Portec Rail, Portec Canada and PAL in the event that the consolidated financial statements of Kelsan at and for the year ended September 30, 2004, as reviewed by Ernst & Young LLP contain a material and adverse change from the financial statements for the year ended September 30, 2004 previously provided to Portec Rail. For purposes of this section, a material and adverse change would be a deviation greater than 7% in Kelsan's net income from the financial statement information for the year ended September 30, 2004 previously provided to Portec Rail.

12.2. Effect of Termination.

     12.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 12.2, 12.3, 13.1, 13.2, 13.4, 13.5, 13.7, 13.9, 13.10, 13.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

     12.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

          (A) Except as provided in (B) and (C) below, or in Section 12.3, whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement and subject to Section 12.2.2(E), the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith under this Section 12.2.2(B).

          (C) As a condition of Portec Rail's willingness, and in order to induce Portec Rail to enter into this Agreement, and to reimburse Portec Rail for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Kelsan hereby agrees to pay Portec Rail, and Portec Rail shall be entitled to payment of, a fee of $1,250,000 Canadian Dollars (the "Fee"), within three business days after written demand for payment is made by Portec Rail, following the occurrence of any of the events set forth below:

               (i)  Kelsan and  Holdco  terminate  this  Agreement  pursuant  to
          Section 11.1.8 or Portec Rail  terminates  this Agreement  pursuant to
          Section 11.1.7; or

               (ii) The entering into a definitive agreement by Kelsan and/or Holdco relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Kelsan and/or Holdco within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Portec Rail pursuant to Section 12.1.2 or 12.1.3 because of a willful breach by Kelsan or any Kelsan Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to Kelsan; or (ii) the termination of the Agreement by Portec Rail or Kelsan pursuant to
          Section 12.1.5 because of the failure of the shareholders of Kelsan and Holdco to approve this Agreement at the Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of Kelsan or Holdco.

          (D) If demand for payment of the Fee is made pursuant to Section 12.2.2(C) and payment is timely made, then Portec Rail will not have any other rights or claims against Kelsan or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 12.2.2(C) will constitute the sole and exclusive remedy of Portec Rail against Holdco, Kelsan and its Subsidiaries and their respective officers and directors.

          (E) In the event Portec Rail terminates the Agreement following a willful breach of any representation, warranty, covenant or agreement by any of the Portec Entities, Portec Rail agrees to pay Kelsan, and Kelsan shall be entitled to receive $500,000 in liquidated damages.

12.3. Amendment, Extension and Waiver.

     Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Kelsan and Holdco), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Kelsan and Holdco, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Amalgamation Consideration to be delivered to Kelsan's and Holdco's shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XII may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

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
                                  ARTICLE XIII
                                  MISCELLANEOUS

13.1. Confidentiality.

     Except as specifically set forth herein, Portec Entities, Kelsan and Holdco mutually agree to be bound by the terms of the confidentiality agreement dated October 1, 2004 (the "Confidentiality Agreement") previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 7.2 and 7.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

13.2. Public Announcements.

     Kelsan, Holdco and Portec Rail shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Kelsan, Holdco nor Portec Rail shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto, acting reasonably.

13.3. Notices.

     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

          If to Kelsan, to:            Patrick E. Rooney
                                       President and Chief Executive Officer
                                       Kelsan Technologies Corp.
                                       1140 West 15th Street
                                       North Vancouver, B.C. Canada V7P1M9
                                       Fax:  (604) 984-3419

          With required copies to:     Jim Heppell, Esq.
                                       Tanya Prutton, Esq.
                                       Catalyst Corporate Finance Lawyers
                                       1400-1055 West Hastings Street
                                       Vancouver, B.C. Canada V6E 2E9
                                       Fax: (604) 443-7000

          If to Holdco, to:            Patrick E. Rooney
                                       4245482 Canada Inc.
                                       1140 West 15th Street
                                       North Vancouver, B.C., Canada V7P1M9
                                       Fax: (604) 984-3419

          If to Portec Rail, to:       John S. Cooper
                                       President and Chief Executive Officer
                                       Portec Rail Products, Inc.
                                       900 Old Freeport Road
                                       Pittsburgh, PA 15238-8250
                                       Fax: (412) 782-3987

          With required copies to:     Alan Schick, Esq.
                                       Luse Gorman Pomerenk & Schick, P.C.
                                       5335 Wisconsin Avenue, N.W., Suite 400
                                       Washington, D.C. 20015
                                       Fax: (202) 362-2902

                                       Luc Lissoir
                                       Gowling Lafleur Henderson LLP
                                       1 Place Ville Marie
                                       37th Floor
                                       Montreal, Quebec, Canada H3B 3P4
                                       Fax: (514) 878-1450

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. or Canadian mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

13.4. Parties in Interest.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

13.5. Complete Agreement.

     This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 13.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and

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understandings (other than the Confidentiality  Agreement referred to in Section
13.1 hereof) between the parties, both written and oral, with respect to its subject matter.

13.6. Counterparts.

     This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

13.7. Severability.

     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

13.8. Governing Law.

     The Amalgamation shall be governed by the provisions of the CBCA and this Agreement shall be governed by the laws of Canada, as applicable and of the Province of British Columbia, without giving effect to its principles of conflicts of laws.

13.9. Counsel

     Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision. If any party initiates any litigation against any other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

13.10.   Interpretation.

     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement.
References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set

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forth in the Recitals to this Agreement.  The parties have participated  jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.11. Jurisdiction And Venue.

     13.11.1. Each of the parties hereto by its execution hereof:

          (A) Irrevocably submits to the jurisdiction of the Supreme Court of British Columbia for the purpose of any suit, action or other proceeding arising out of or based on this Agreement, or the subject matter hereof; and

          (B) Waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court.

          13.11.2. The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of the Province of British Columbia, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section is reasonably calculated to give actual notice.

13.12. Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or Canada or any state or province having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

13.13. Costs and Expenses.

     Except as otherwise provided herein or otherwise agreed in writing, Kelsan and Portec Rail shall each pay all of their own costs and expenses, including legal and accounting fees, and all expense relating to their respective performance of, and compliance with, all undertakings herein. All fees to be paid to Government Entities in connection with the transactions contemplated by this Agreement shall be borne by Portec Rail.

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13.14. WAIVER OF TRIAL BY JURY.

     THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

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         IN WITNESS WHEREOF, Portec Rail, Portec Canada, PAL and Kelsan have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                  Portec Rail Products, Inc.


Dated:   November 1, 2004         By:/s/ John S. Cooper
                                    Name:  John S. Cooper
                                    Title: President and Chief Executive Officer

                                  Portec, Rail Products Ltd.


Dated:   November 1, 2004         By:/s/ K. Papazogoglo
                                    Name: K. Papazogoglo
                                    Title: President and Chief Executive Officer

                                  Portec, Rail Acquisition Corporation


Dated:   November 1, 2004         By:/s/ John S. Cooper
                                    Name: John S. Cooper
                                    Title:President and Chief Executive Officer

                                  Kelsan Technologies Corp.


Dated:   November 1, 2004         By:/s/ Patrick E. Rooney
                                     Name: Patrick E. Rooney
                                     Title:President and Chief Executive Officer

                                  4245482 Canada Inc.


Dated:   November 1, 2004         By:/s/ Patrick E. Rooney
                                     Name: Patrick E. Rooney
                                     Title:President